Consolidated Balance Sheets
Canadian dollars (000s)

	As at	As at
	June 30,2003	December 31,2002
	(unaudited)	(audited)

Assets
Current assets
Cash	$23	$42
Accounts receivable	41,583	47,463
Assets held for sale	-	1,145
Prepaids	4,834	2,605
	46,440	51,255

Cash reserve for future site reclamation	2,016	1,490
Goodwill	102,443	102,443

Property, plant and equipment	651,788	700,037
	$802,687	$855,225

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$42,040	$54,783
Cash distribution payable	9,587	8,153
Payable to the Manager	-	4,000
	51,627	66,936

Long-term debt	197,500	187,200
Future site reclamation	14,739	12,245
Future income taxes	87,645	116,065

Unitholders' Equity
Unitholders' contributions (note 2)	586,343	513,835
Exchangeable shares (note 2)	33,951	57,036
Convertible debentures	47,600	61,279
Accumulated loss	(21,738)	(36,064)
Accumulated cash distributions	(187,025)	(118,406)
Accumulated interest on convertible debentures	(7,955)	(4,901)
	451,176	472,779
	$802,687	$855,225

Consolidated Statement of Operations and Accumulated Loss
(unaudited)
Canadian dollars (000s except per unit amounts)

	Three months ended June 30		Six months ended June 30
	2003	2002	2003	2002

Revenue
Gross production revenue	$74,015	$46,123	$161,903	$77,764
Royalties	(17,914)	(9,493)	(41,846)	(16,272)
	56,101	36,630	120,057	61,492
Other income	(23)	170	1,660	170
	56,078	36,800	121,717	61,662

Expenses
Production	18,239	12,852	35,723	21,356
General and administrative	3,650	1,820	6,568	3,225
Management fees (note 6)	-	3,515	-	5,657
Management internalization (note 6)	200		18,592	-
Interest on long-term debt	2,210	988	4,479	2,001
Depletion, depreciation and amortization	33,575	19,611	68,373	34,298
	57,874	38,786	133,735	66,537

Loss before taxes	(1,796)	(1,986)	(12,018)	(4,875)

Capital taxes	616	730	1,826	1,298
Future income tax recovery	(25,490)	(3,893)	(28,170)	(8,689)
	(24,874)	(3,163)	(26,344)	(7,391)

Net income for the period	23,078	1,177	14,326	2,516

Accumulated loss, beginning of period	(44,816)	(44,657)	(36,064)	(45,996)
Accumulated loss, end of period	$(21,738)	$(43,480)	$(21,738)	$(43,480)

Net income (loss) per unit - basic	$0.36	$0.03	$0.23	$0.08
- diluted	$0.34	$0.03	$0.21	$0.07

Consolidated Statement of Cash Flows
(unaudited)
Canadian dollars (000s except per unit amounts)

Three months ended June 30			Six months ended June 30
	2003	2002	2003	2002

Cash provided by operating activities
Net income for the period	$23,078	$1,177	$14,326	$2,516
Add non-cash items:
Depletion, depreciation and amortization	33,575	19,611	68,373	34,298
Amortization of deferred charges	208	2,765	411	5,094
Future income tax recovery	(25,490)	(3,893)	(28,170)	(8,689)
Management internalization (note 6)	200	-	18,592	-
Management fee paid with trust units	-	2,982	-	4,747

Cash flow from operations	31,571	22,642	73,532	37,966

Change in non-cash working capital	(2,689)	(4,006)	(16,604)	(17,046)
	28,882	18,636	56,928	20,290

Cash used in investing activities
Expenditures on property, plant and equipment	(11,974)	(9,463)	(18,541)	(13,406)
Acquisition of Richland Petroleum Corp.	-	_	-	(3,390)
Acquisition of Provident Management Corp.	(200)	-	(364)	-
Acquisition of oil and gas properties	-	(70,794)	-	(70,849)
Proceeds on disposition of oil and gas properties	765	573	2,553	2,285
Reclamation fund contributions	(610)	(271)	(1,253)	(544)
Change in non-cash investing working capital	2,531	5,950	3,104	9,411
	(9,488)	(74,005)	(14,501)	(76,493)

Cash provided by financing activities
Increase in long-term bank debt	9,000	(31,600)	10,300	(17,225)
Declared distributions to unitholders	(35,528)	(17,794)	(68,619)	(32,606)
Interest to debenture holders	(1,465)	(1,498)	(3,054)	(1,498)
Issue of debenture ,net of cost	-	61,398	-	61,398
Issue of trust units, net of cost	9,394	42,039	17,494	42,039
Change in non-cash financing
working capital	(890)	2,871	1,433	3,499
	(19,489)	55,416	(42,446)	55,607

Increase (decrease) in cash	(95)	47	(19)	34
Cash at beginning of period	118	22	42	35
Cash at end of period	$23	$69	$23	$69
Supplemental disclosure of cash flow information
Cash interest paid including debenture interest	$5,030	$1,093	$7,154	$2,287
Cash capital taxes paid	$616	$730	$1,826	$1,298

Notes to the Consolidated Interim Financial Statements

(unaudited) June 30,2003

The Interim Consolidated Financial Statements of Provident Energy Trust ("Provident") have been prepared by management in accordance with accounting principles generally accepted in Canada. Certain information and disclosures normally required in the notes to the annual financial statements have been condensed or omitted. The Interim Consolidated Financial Statements should be read in conjunction with Provident's audited Financial Statements and the notes for the year ended December 31,2002,which are disclosed in the annual report filed by the Trust.

1. Significant accounting policies

The Interim Consolidated Financial Statements have been prepared based on the consistent application of the accounting policies and procedures as set out in the Financial Statements of Provident for the year ended December 31,2002.

2. Unitholders contributions and exchangeable shares

(a) Authorized

(i) Unlimited number of common voting units.

(b) Issued
		Six months ended
		June 30,2003		June 30,2002
Trust Units	Number	Amount	Number	Amount
	of units	(000s)	of units	(000s)
Balance at beginning of period	53,729,335	$513,835	21,054,119	$187,587
Exchangeable share conversions	4,138,109	41,085	-	-
Issued pursuant to unit option plan	145,943	1,191	80,330	718
Issued or to be issued pursuant to the distribution
reinvestment plan	1,577,787	16,341	400,529	4,110
Debenture conversions	1,341,065	14,350	11,681	119
Issued for corporate acquisitions	-	-	11,157,225	98,853
Issued from treasury	-	-	3,900,000	39,390
Issued for property acquisition	-	-	100,000	1,050
Unit issue costs (net of taxes of $250)	-	(459)	-	(2,184)
Balance at end of period	60,932,239	$586,343	36,703,884	$329,643

	Six months ended June 30,2003
Exchangeable shares	Number of	Amount
Provident Acquisitions Inc.	shares	(000s)
Balance, December 31,2002	5,227,844	$57,036
Converted to trust units	(3,765,777)	(41,085)
Balance, June 30,2003	1,462,067	15,951
Exchange ratio, end of period	1.15027	-
Trust units issuable upon conversion, end of period	1,681,772	$15,951

	Six months ended June 30,2003
Exchangeable shares	Number of	Amount
Provident Energy Ltd.	shares	(000s)

Balance, December 31,2002	-	$-
Issued to Acquire Provident Management Corp.	1,682,242	18,000
Balance, June 30,2003	1,682,242	18,000
Exchange ratio, end of period	1.09053	-
Trust units issuable upon conversion, end of period	1,834,535	$18,000
Total Trust units issuable upon conversion of all exchangeable shares, end of period	3,516,307	$33,951

(c) Units reserved

(i) Employee incentive unit option plan:

Provident has reserved 5,000,000 for the employee incentive unit option plan.

3. Unit option plan

The Trust Option Plan (the "Plan") is administered by the Board of Directors of Provident. Under the Plan, all directors, officers and employees of Provident, are eligible to participate in the Plan. There are 5,000,000 trust units reserved for the Trust Option Plan. Options are granted at a "strike price" which is not less than the closing price of the units of The Toronto Stock Exchange on the last trading day preceding the grant. In certain circumstances, based upon the cash distributions made on the trust units, the strike price may be reduced at the time of exercise of the option at the discretion of the option holder.
		Six months ended
		June 30,2003		June 30,2002
		Weighted		Weighted
	Number	average	Number	average
	of options	exercise price	of options	exercise price
Outstanding at beginning of period	796,810	$10.86	611,100	$11.16
Granted	2,331,500	11.12	295,013	10.22
Exercised/cancelled/expired	(155,937)	10.67	(100,499)	10.95
Outstanding at end of period	2,972,373	11.07	805,614	10.84
Exercisable at end of period	1,252,942	$11.07	313,864	$11.17

At June 30, 2003, the Trust had 2,972,373 options outstanding with exercise prices ranging between $8.40 and $12.39 per unit. The weighted average remaining contractual life of the options is 3.33 years and the weighted average exercise price is $11.07 per unit excluding average potential reductions to the strike prices of $2.90 per unit at June 30,2003.

At June 30, 2002, the Trust had 805,614 options outstanding with prices ranging from $8.40 and $12.39 per unit. The weighted average price was $10.84 per unit. The weighted average remaining contractual life of the options was 3.19 years.

The Trust accounts for its unit-based compensation plans using the intrinsic-value method whereby no costs have been recognized in the financial statements for unit options granted to employees and directors. Effective January 1, 2002 a change in Canadian Generally Accepted Accounting Principles requires the impact on compensation costs using the fair value method be disclosed. If the fair value method had been used the impact on the Trust's pro forma net earnings would have been negligible.

4. Net income per unit

The net income per trust unit for the three months ended June 30, 2003 was $0.36 per unit and was calculated based on 63,985,228 weighted average number of units outstanding during the period. On a diluted basis, net income in the quarter was $0.34 per unit and was calculated using 68,762,097 diluted units outstanding Net income per trust unit for the six months ended June 30, 2003 was $0.23 per unit and was calculated based on 62,020,155 weighted average number of units outstanding during the period. On a diluted basis, net income for the six months ended June 30,2003 was $0.21 per unit based on 66,797,024 diluted units outstanding.

For the three months ended June 30,2002,net income per unit was $0.03 and was calculated based on 35,831,303 weighted average units outstanding during the period. On a diluted basis, net income in the quarter was $0.03 per unit and was calculated using 39,302,302 diluted units outstanding. For the six months ended June 30,2002,net income was $0.08 per unit based on 33,097,907 weighted average units outstanding for the period. On a diluted basis, net income was $0.07 per diluted unit based on 36,379,264 diluted units outstanding.

5. Reconciliation of cash flow and distributions

	Three months ended		Six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Cash flow from operations	$31,571	$22,642	$73,532	$37,966
Cash reserved for interest on convertible debentures	(1,465)	(1,498)	(3,054)	(1,498)
Cash (reserved) used for financing and
investing activities	5,422	3,350	1,859	3,862
Cash distributions to unitholders	35,528	17,794	68,619	32,606
Accumulated cash distributions,
beginning of period	151,497	51,692	118,406	36,880
Accumulated cash distributions,
end of period	$187,025	$69,486	$187,025	$69,486
Cash distributions per unit	$0.60	$0.49	$1.20	$0.95

6. Related party transactions

On January 17, 2003, Provident acquired all the issued and outstanding shares of Provident Management Corporation, Manager of the Trust and Provident, for consideration of $18.0 million payable with the issuance of 1,682,242 exchangeable shares plus related costs of approximately $0.6 million. The exchangeable shares are held in escrow and are releasable as to 25 percent per year beginning on June 30,2003,and are releasable or may be forfeited in certain other limited circumstances. This management internalization transaction eliminates external management fees effective January 1, 2003.The share purchase agreement as a condition of closing provides for executive employment contracts for the former shareholders of Provident Management Corporation.

7. Comparative figures

Certain of the comparative figures have been reclassified to conform to the presentation in the current period.

Corporate Information
Directors	Officers	Auditors
Grant D. Billing, C.A. (2)	Thomas W. Buchanan, C.A.	PricewaterhouseCoopers LLP
Chairman	Chief Executive Officer
Calgary, Alberta		Bankers
Randall J. Findlay, P.Eng.
Thomas W. Buchanan, C.A.	President	National Bank of Canada
Calgary, Alberta		Bank of Nova Scotia
	David J. Fricker	Bank of Montreal
	Vice President, Corporate Development	The Toronto Dominion Bank
Randall J. Findlay, P.Eng.		Canadian Western Bank
DeWinton, Alberta	Cameron G. Vouri
	Vice President, Production Operations and Chief	Engineering Consultants
Bruce R. Libin, Q.C. (1)(3)	Operating Officer
Calgary, Alberta		McDaniel & Associates
	Mark N. Walker, C.M.A.	Consultants Ltd.
Byron J. Seaman (1)(3)	Vice President, Finance, Chief Financial Officer
Calgary, Alberta	and Corporate Secretary	Legal Counsel

Mike H. Shaikh,C.A. (1)	Senior Management	Macleod Dixon LLP
Calgary, Alberta
	William T. Cromb, C.A.	Trustee
Jeffrey T. Smith, P.Geol. (2)(3)	Controller
Calgary, Alberta		Computershare Trust Company
	Barry W. J. Jessup	of Canada
John B. Zaozirny, Q.C. (2)	Senior Manager, Business Development
Calgary, Alberta		Stock Exchanges
William J. Mitschke
(1) Member of Audit Committee	Senior Manager, Exploitation	Toronto Stock Exchange
(2) Member of Governance,
Human Resources and	Jennifer M.E. Pierce	Units
Compensation Committee	Senior Manager, Investor Relations and	Trading symbol "PVE.UN"
(3) Member of the Reserves,	Communications
Operations and EH&S Committee		Debentures
	Lynn M. Rannelli	Trading symbol "PVE.DB"
Assistant Corporate Secretary
American Stock Exchange
Gordon B. J. Zaharik, P.Land
	Senior Manager, Land and Contracts	Trading symbol "PVX"

For Further Information:

Jennifer M.E. Pierce
Senior Manager, Investor Relations and
Communications
Phone (403) 231-6736

For Investor Relations Inquiries:
700,112 - 4th Avenue S.W.	Fax:	(403) 261-6696	www.providentenergy.com
Calgary, Alberta	Phone:	(403) 296-2233	info@providentenergy.com
T2P 0H3		1-800-587-6299